Exhibit 99.1

Sun-Times Media Group Announces Expected New York Stock Exchange Delisting

Shares Expected to Trade on OTC Bulletin Board;

Business Operations, Strategic Alternative Process Will Not Be

Affected

CHICAGO, May 07, 2008 (BUSINESS WIRE) -- Sun-Times Media Group, Inc. (NYSE: SVN) (the “Company”), whose Class A Common Stock is listed on the New York Stock Exchange (“NYSE”), today announced that, it has notified NYSE Regulation, Inc. that the Company does not intend to attempt to cure its previously announced non-compliance with the NYSE's continued listing standards relating to average closing share price and average market capitalization. The Company expects the NYSE to suspend trading of the Class A Common Stock and to commence procedures to delist the stock, which the Company does not intend to appeal. The Company expects to move trading of the Class A Common Stock to the OTC Bulletin Board, effective upon delisting from the NYSE.

Cyrus F. Freidheim, Jr., President and Chief Executive Officer, stated: “It is important to note this decision will not impact the Company's financial status or organization, nor will it have any effect on the way we conduct our business, or on the nature of our existing and future customer and partner relationships. It will also have no impact on Sun-Times Media Group's previously announced plan to explore strategic alternatives for the Company.”

Mr. Freidheim emphasized that this decision will not affect the Company's reporting and other obligations under the federal securities laws and that the Company will continue to report to shareholders on the same basis it has been. “We remain committed to achieving the goals we've shared all along: improved operating performance, resolution of the Company's unique legacy issues, and exploration of strategic alternatives for the Company.”

The OTC Bulletin Board (http://otcbb.com/) is neither a “listed” market nor a “stock exchange.” Instead, it operates as a voluntary electronic quotation system that allows market makers to enter quotations for a security and offers investors real-time access to quotes, last-sale prices and volume information in over-the-counter equities.

About Sun-Times Media Group

Sun-Times Media Group is dedicated to being the premier source of local news and information for the greater Chicago area. Its media properties include the Chicago Sun-Times and Suntimes.com as well as newspapers and Web sites serving more than 200 communities across Chicago. Further information can be found at www.thesuntimesgroup.com.

Cautionary Statement on Forward-Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward- looking statements as a prediction of actual results.

SOURCE: Sun-Times Media Group, Inc.

Sun-Times Media Group, Inc.

Tammy Chase

Director of Investor Relations

(312) 321-3230 or tchase@suntimes.com